Exhibit (a)(5)(ii)

THL Credit, Inc. Announces Expiration and Preliminary Results of Modified Dutch Auction Tender Offer to Repurchase up to $20.0 Million of its Common Stock

BOSTON, July 22, 2020 — THL Credit, Inc. (Nasdaq: TCRD) (the “Company”) today announced its preliminary results from its modified “Dutch Auction” tender offer (the “Tender Offer”). The Company’s Tender Offer expired at 11:59 P.M., Eastern time, on July 21, 2020. The Tender Offer was made pursuant to an Offer to Purchase dated June 23, 2020 and the related Letter of Transmittal, by which the Company offered to purchase up to $20.0 million of its common stock at a price per share not less than $3.25 and not greater than $3.75 in $0.05 increments, using available cash, which documents were filed with the Securities and Exchange Commission on June 23, 2020.

In accordance with the Company’s previously announced Tender Offer, the Company expects to repurchase approximately 5.2 million shares, representing approximately 14.7% of its outstanding shares, for payment on or about July 23, 2020, at a price of $3.75 per share, excluding fees and expenses relating to the self-tender offer. The purchase price of properly tendered shares represents 70% of net asset value (“NAV”) per share based on April 15, 2020 NAV per share.

The number of shares expected to be repurchased in the Tender Offer and the purchase price referred to above are preliminary and subject to change. The Company will fund the repurchase of shares in the Tender Offer using its cash on hand.

D.F. King & Co. Inc. is serving as the information agent for the Tender Offer and American Stock Transfer & Trust Company, LLC is serving as depositary for the Tender Offer. For questions and information, please call the information agent toll-free at (800) 848-3409.

About THL Credit, Inc.

THL Credit, Inc. (NASDAQ: TCRD) is a closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies. The Company is a direct lender to middle market companies and invests primarily in directly originated first lien senior secured loans, including unitranche investments. In certain instances, the Company also makes second lien secured loans and subordinated or mezzanine, debt investments, which may include an associated equity component such as warrants, preferred stock or other similar securities and direct equity co-investments. The Company targets investments primarily in middle market companies with annual EBITDA generally between $5 million and $25 million. The Company is headquartered in Boston, with additional origination teams in Chicago, Dallas, Los Angeles and New York. The Company’s investment activities are managed by First Eagle Alternative Credit, LLC (the “Advisor”), an investment adviser registered under the Investment Advisers Act of 1940. For more information, please visit www.THLCreditBDC.com.

About First Eagle Alternative Credit, LLC

First Eagle Alternative Credit is an alternative credit investment manager for both direct lending and broadly syndicated investments through public and private vehicles, collateralized loan obligations, separately managed accounts and co-mingled funds. First Eagle Alternative Credit maintains a variety of advisory and sub-advisory relationships across its investment platforms. First Eagle Alternative Credit is a wholly owned subsidiary of First Eagle Investment Management, LLC.

Forward-Looking Statements

The information contained in this press release, including statements regarding the Company’s beliefs, expectations, intentions or strategies for the future, may constitute forward-looking statements. The Company cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, including: the Company’s expectation and ability to complete its Tender Offer; the price at which shares of common stock may trade on the Nasdaq Global Select Market, which may be higher or lower than the purchase price in the Tender Offer; the Company’s ability to execute its yield investment strategy; the performance of the Company’s investments; and changes in economic or financial market conditions and other factors that are enumerated in the company’s periodic filings with the Securities and Exchange Commission. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release.

These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.

Investor Contact:

THL Credit, Inc.

Lauren Vieira

(617) 790-6070

lauren.vieira@feim.com

Media Contact:

Emily Meringolo

Stanton

(646) 502-3559

emeringolo@stantonprm.com

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